Exhibit 99.3

Consent to Transaction

This Consent to Transaction (this “Consent”) is made by and between The First American Corporation, a California corporation (“First American”), and Experian Information Solutions, Inc., an Ohio corporation (“Experian”), as of October 2, 2009.

Recitals

WHEREAS, First American has proposed to purchase all publicly held shares of First Advantage Corporation, a Delaware corporation (“First Advantage”);

WHEREAS, First Advantage is majority owned by FADV Holdings LLC, a Delaware limited liability company (“Holdings”);

WHEREAS, First American intends to accomplish such purchase of First Advantage publicly held shares through an exchange offer (the “Exchange Offer”) followed by, if necessary, a short form merger pursuant to Section 253 of the Delaware General Corporation Law (the “Short-Form Merger” and together with the Exchange Offer, the “Transaction”);

WHEREAS, Holdings is partially owned by First American Real Estate Solutions LLC, a California limited liability company (“FARES”), of which Experian is a member;

WHEREAS, pursuant to the Limited Liability Company Agreement of Holdings (the “Holdings LLC Agreement”), the Contribution and Joint Venture Agreement by and among First American, Experian and certain other parties, dated November 30, 1997, as amended (the “Contribution Agreement”), the Amended and Restated Omnibus Agreement, dated as of June 22, 2005, by and among First American, Experian and FARES (the “Omnibus Agreement”), the Amended and Restated Master Transfer Agreement, dated June 20, 2005, by and among First American, First American Real Estate Information Services, Inc., a California corporation, FARES, Holdings and First Advantage, the Operating Agreement for FARES, dated as of November 30, 1997, as amended (the “FARES LLC Agreement”), and certain other agreements to which First American and Experian are parties (collectively, the “Agreements”), various actions, consents or waivers by Experian may be required to effectuate the Transaction;

WHEREAS, pursuant to the Agreements, Experian has a right to require Holdings to distribute to FARES the First Advantage securities owned by Holdings which are allocable to FARES (the “FARES Allocable Securities”), and in turn, FARES is required to distribute the FARES Allocable Securities to Experian and its other members (the FARES Allocable Securities so distributable to Experian being referred to herein as the “Experian Allocable Securities”);

WHEREAS, in connection with the Transaction, the parties desire to provide that (a) Experian will have the opportunity to exercise its right, subject to the terms and conditions of this Consent (i) to cause Holdings to distribute the FARES Allocable Securities to FARES and (ii) to cause FARES to distribute the FARES Allocable Securities to its members (such distributions being referred to herein collectively as the “Distributions”), and, (b) if Experian exercises such right, Experian will immediately thereafter tender the Experian Allocable Securities in the Exchange Offer; and

WHEREAS, Experian is agreeable to taking certain actions and providing certain consents and waivers pursuant to the Agreements necessary to facilitate the consummation of the Transaction.

Agreement

Now, therefore, for good and valuable consideration, including, without limitation, First American’s efforts to acquire the publicly held shares of First Advantage, First American and Experian hereby agree as follows:

1.	(a) First American shall provide Experian with copies of all documents distributed to the stockholders of First Advantage in connection with or related to the Transaction simultaneously with provision to the stockholders of First Advantage or which are otherwise filed with the Securities and Exchange Commission in connection therewith promptly (but in no event more than one business day) following the filing thereof, provided that First American shall not be required to provide such documents to the extent such documents are filed with the Securities and Exchange Commission (the “SEC”), and thereafter promptly available on the SEC’s EDGAR system.

(b)    Notwithstanding the foregoing, if any documents referred to in clause (a) reference Experian or this Consent, First American shall also provide Experian with a substantially final draft of such document at least twenty-four hours prior to filing with the SEC (which document, as filed, shall not be materially altered from the draft provided to Experian with respect to any disclosures that reference Experian or this Consent); provided, that to the extent that despite its commercially reasonable efforts, First American cannot provide any such draft to Experian at least twenty-four hours prior to filing and also comply with the rules and regulations of the SEC with respect to the timely filing of such document, First American shall deliver such document to Experian as soon as reasonably practical, but in no event later than the time such document is filed with the SEC.

2.	(a) The parties agree that unless Experian provides written notice to First American not less than five business days prior to the closing of the Exchange Offer that Experian elects not to cause the Distributions and not to participate in the Exchange Offer (a “Revocation Notice”), this Consent shall be a valid, binding and irrevocable election on the part of Experian to (i) exercise its rights pursuant to the Agreements to cause the Distributions, (ii) convert any Experian Allocable Securities that are shares of Class B common stock of First Advantage (the “Class B Common Stock”) into shares of Class A common stock of First Advantage (the “Class A Common Stock”), and (iii) tender all of the Experian

Allocable Securities (as so converted, if applicable) pursuant to the terms and conditions of the Exchange Offer (the actions described in clauses (i) through (iii) being collectively referred to herein as the “Distributions and Tender”), with the Distributions and Tender becoming effective immediately prior to the closing of the Exchange Offer, and being subject to the closing of the Exchange Offer. Notwithstanding the foregoing, Experian shall have the right to deliver a Revocation Notice at any time within 24 hours after the receipt of notice from First American of the filing of any amendment to First American’s Schedule TO reporting a material change in the terms of the Exchange Offer.

(b)    Experian agrees that effective upon the consummation of the Distributions and Tender (i) Experian hereby irrevocably waives and terminates, from and after such date, all of its rights under the Holdings LLC Agreement, including its rights as a third party beneficiary thereunder and the right to appoint managers under Section 5.1(b) thereof, and agrees that, effective as of such date, the managers of Holdings appointed by Experian shall be automatically removed as managers without further action by Experian or FARES, (ii) Experian shall cause, as of such time, that certain Registration Rights Agreement, dated as of September 14, 2005, by and between First Advantage and Experian (the “Registration Rights Agreement”) to be terminated pursuant to a termination agreement executed by Experian and delivered by Experian to First Advantage and First American, in form reasonably acceptable to First American, and (iii) Experian hereby irrevocably waives, from and after such date (and, with First American, shall cause FARES to irrevocably waive), any other rights of Experian or FARES pursuant to any and all of the other Agreements with respect to or in connection with Holdings or First Advantage. In addition, effective upon the consummation of the Distributions and Tender, the obligations of the parties pursuant to Section 7.01(c) of the FARES LLC Agreement shall be terminated.

(c)    Experian hereby irrevocably consents to the withdrawal of FARES, at First American’s option, as a member of Holdings following the Distributions and Tender. Notwithstanding the foregoing sentence, First American shall cause the withdrawal of FARES as a member of Holdings following the Distributions and Tender in the event that Experian reasonably concludes that the failure to withdraw is reasonably likely to prevent Experian from using the equity accounting method with respect to its ownership interest in FARES. Experian acknowledges that First American desires to thereafter terminate the Holdings LLC Agreement or amend and restate the Holdings LLC Agreement to, among other matters, reflect the foregoing, and Experian irrevocably consents to such action, and agrees to cause FARES, with First American, to take all necessary or advisable actions, if any, in connection therewith.

(d)    Immediately following the Distributions and Tender, the parties shall cause the termination of Sections 3, 4, 5, 6 and 7 of the Omnibus Agreement pursuant to a termination agreement, effective as of such date, executed by Experian, FARES and First American (on behalf of itself and the First American Subsidiaries, as defined in the Omnibus Agreement) and delivered by such parties, in form reasonably acceptable to First American, and enter into (and cause FARES to enter into) any amendments to any other Agreements, to the extent necessary, to reflect such termination.

(e)    Unless Experian delivers a timely Revocation Notice, First American agrees, that, subject to the closing of the Exchange Offer, it will use its commercially reasonable efforts to cause all actions within the control of it or its controlled subsidiaries to be taken that are reasonably necessary for the consummation of the Distributions and Tender.

3.	In the event that Experian delivers a timely Revocation Notice as provided above, then effective and conditional upon the closing of the Exchange Offer, Experian hereby irrevocably consents to the following (and agrees, with First American, to cause FARES to consent to the following, to the extent such consent is required):

(a)	(i) the contribution by Holdings following consummation of the Exchange Offer (if and when deemed advisable by First American) of all of Holdings’ securities in First Advantage to a then newly-formed, wholly-owned corporate subsidiary of First American (“Newco”) (which is authorized to issue only common stock of a single class and series) in exchange for 0.0001 share of common stock of Newco for each share of Class A Common Stock or Class B Common Stock (collectively, “FADV Common Stock”) contributed by Holdings;

(ii)    the issuance to First American or one of its subsidiaries (other than Holdings or its subsidiaries) (a “First American Party”) of 0.0001 share of common stock of Newco (or the surviving corporation in the Short-Form Merger, as applicable) in exchange for (A) each share of FADV Common Stock contributed to Newco by a First American Party, (B) each share of FADV Common Stock purchased or otherwise acquired by Newco for which a First American Party provides the consideration to purchase or otherwise acquire such share, (C) each share of FADV Common Stock cancelled in the Short-Form Merger and (D) each outstanding First Advantage restricted stock unit that vests on or before the consummation of the Short-Form Merger;

(iii)    promptly after the close of the Short-Form Merger, the issuance to a First American Party designated by First American of shares of common stock of the surviving corporation in the Short-Form Merger, equal to:

where:	A =	the value of all outstanding First Advantage options and warrants as of the date, but immediately after, the Exchange Offer closes, using a lattice option pricing model in a manner consistent with that employed by First Advantage;
	B =	the number of shares of First American common stock issued in exchange for each share of Class A Common Stock in the Exchange Offer; and
	C =	the closing price for a share of First American common stock on the date the Exchange Offer closes;

(iv)    in the event there are outstanding First Advantage restricted stock units assumed by First American upon consummation of the Short-Form Merger, promptly after the close of the Short-Form Merger, the issuance to a First American Party designated by First American of shares of common stock of the surviving corporation in the Short-Form Merger in an amount to be negotiated in good faith by Experian and First American that reflects the value of all First Advantage restricted stock units assumed by First American as of such date (but excluding for such purpose any restricted stock units that vest on or before the consummation of the Short-Form Merger, and which are included in the stock calculations set forth in Section 3(a)(ii));

provided, that for so long as Experian is a member of FARES, neither Newco nor the surviving corporation in the Short-Form Merger shall issue any equity securities, other than as set forth herein;

(b)	the conversion of any or all of the shares of Class B Common Stock into Class A Common Stock, if and when deemed advisable by First American;

(c)	the termination of the Registration Rights Agreement pursuant to a termination agreement, effective as of such date, executed by Experian and delivered by Experian to First Advantage and First American, in form reasonably acceptable to First American;

(d)	the termination of Sections 3, 4 and 5 of the Omnibus Agreement pursuant to a termination agreement, effective as of such date, executed by Experian, FARES and First American (on behalf of itself and the First American Subsidiaries, as defined in the Omnibus Agreement) and delivered by such parties, in form reasonably acceptable to First American, and enter into (and cause FARES to enter into) any amendments to any other Agreements, to the extent necessary, to reflect such termination;

(e)	the amendment and restatement of Section 6 of the Omnibus Agreement to read, in its entirety, as follows:

6.    Tag-Along Right. Until such time as Experian ceases to be a member of FARES, if First American and/or any of its subsidiaries (other than FARES and its subsidiaries) (the “Tag Along Parties”) proposes to sell in a single transaction or a series of related transactions any shares of First Advantage (which for purposes of this Section 6, shall mean, after the Short-Form Merger (as defined in that certain consent, dated October 2, 2009, by and between First American and Experian (the “Experian Consent”), the surviving corporation of such Short-Form Merger), which constitutes not less than 5% of the then issued and outstanding capital stock of First Advantage, to a person or entity who is not a direct or indirect subsidiary of First American (including within its subsidiaries, FARES or a direct or indirect subsidiary of FARES) (such purchaser, the “Tag Along Purchaser,” and such transaction, the “Tag Along Transaction”), Experian shall have the right to cause Newco and FARES to make Distributions (as defined in the Experian Consent), such that the percentage of the Experian Allocable Securities (as defined in the Experian Consent) received by Experian in the Distributions equals the percentage that the shares of First Advantage being sold collectively by the Tag Along Parties in the Tag Along Transaction represents of the total shares of First Advantage held by all of the Tag Along Parties. The effectiveness of any such Distributions shall be contingent on the consummation of the Tag Along Transaction. The Tag Along Parties shall cause the Tag Along Purchaser to purchase all, but not less than all, of the voting securities of First Advantage received, or to be received, by Experian pursuant to such Distributions (such right, the “Tag Along Right”; such securities, the “Tag Along Securities”). If Experian exercises the Tag Along Right, the Tag Along Parties shall require that the Tag Along Purchaser make an offer (the “Tag Along Offer”) in writing (containing reasonable detail regarding the material terms of the proposed Tag Along Transaction) to Experian to purchase the Tag Along Securities (such Tag Along Offer to be open for acceptance by Experian for a period of not less than fourteen (14) days) at the same per security price as that offered to the Tag Along Parties, and otherwise subject to the same conditions as the Tag Along Transaction. The consideration for the Tag Along Securities shall be payable in cash or in the same form as that offered by the Tag Along Purchaser to the Tag Along Parties in full without set off within a reasonable period of time of acceptance of the Tag Along Offer by Experian but in any event no later than thirty (30) days after such acceptance. Pending such payment, the Tag Along Parties shall not be entitled to transfer any shares of First Advantage to the Tag Along Purchaser. If Experian does not accept the Tag Along Offer within such fourteen-day period, the Tag Along Parties may transfer the shares of First Advantage held by them to the Tag Along Purchaser on price, payment and liquidity terms no more favorable than those set forth in the Tag Along Offer at any time after the close of such fourteen-day period but prior to the 90th day thereafter. If the Tag Along Purchaser fails or refuses to make a Tag Along Offer to Experian, as a provided above, the Tag Along Parties shall not transfer any shares of First Advantage to such Tag Along Purchaser.”;

(f)	the amendment or amendment and restatement of the Holdings LLC Agreement by First American to affect (i) the foregoing agreements, (ii) the termination of Experian’s rights under Section 5.1(b) (provided such amendment shall not affect the rights of FARES under such section), (iii) the deletion of the reference to Experian’s interests under Section 5.1(c), and (iv) the termination of all rights of Experian and First American under Section 7.2 of the Holdings LLC Agreement, and Experian agrees to cause FARES, with First American, to take all necessary or advisable actions, if any, in connection therewith;

(g)	the consummation of the Short-Form Merger; and

(h)	all other actions that are reasonably necessary or advisable to consummate the foregoing, provided such actions do not adversely affect the rights or benefits of Experian pursuant to the Agreements in any manner not expressly provided for herein, including the ability of Experian to use the equity accounting method with respect to its ownership interest in FARES and its indirect ownership interests in (i) Holdings, (ii) First Advantage and Newco prior to the Short-Form Merger, and (iii) the surviving corporation of the Short-Form Merger after the effective time thereof.

4.	(a) The consents pursuant to Section 3 are subject to the following conditions:
(i)	First American’s material compliance with the terms hereof, and (ii) the number of shares of Class A Common Stock owned by Newco after consummation of the Exchange Offer being sufficient for Newco and First Advantage to consummate the Short-Form Merger.

(b)	First American further covenants, as a condition to the consents contained in Section 3, that promptly following consummation of the Exchange Offer, First American will use its commercially reasonable efforts to cause Newco and First Advantage, to the extent permitted by applicable law, to consummate the Short-Form Merger.

5.	This Consent shall expire, and be of no further force or effect, in the event that the Exchange Offer is not closed on or prior to April 30, 2010.

6.	Experian acknowledges and agrees that First American is relying upon this Consent in pursuing the Transaction. The parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers and obtain any waivers, consents as may be required to carry out the provisions of this Consent and to consummate and make effective the transactions contemplated by this Consent ( including, without limitation, the Transaction), including in each case to cause FARES (and its managers appointed by such party) to grant all approvals and take all other actions necessary or advisable to consummate such transactions.

7.	No modification of or amendment to this Consent shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto.

8.	This Consent shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such state.

9.	This Consent embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings and all contemporaneous oral agreements and understandings between the parties with respect to such subject matter. This Consent shall not constitute a course of dealings, or otherwise constitute an agreement or obligation to grant any consents not expressly contemplated by the terms hereof. Notwithstanding the foregoing, except as expressly provided by this Consent, the Agreements shall continue to be and remain in full force and effect in accordance with their respective terms.

10.	This Consent shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Consent to be drafted.

11.	This Consent may be executed in one or more counterparts, which will together constitute one and the same instrument.

12.	All notices deliverable pursuant hereto shall be delivered in accordance with Section 10.06 of the Contribution Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Consent as of the date first above written.

Experian Information Solutions, Inc.		The First American Corporation

/s/ Scott Leslie		/s/ Kenneth DeGiorgio

Name:	Scott Leslie	Name:	Kenneth DeGiorgio

Title:	Secretary	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Consent to Transaction]